Exhibit 5.1
[WASTE MANAGEMENT, INC. LETTERHEAD]
September 8, 2008
Waste Management, Inc.
1001 Fannin St., Suite 4000
Houston, Texas 77002
Ladies and Gentlemen:
     I am Senior Counsel — Corporate & Securities of Waste Management, Inc. (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 2.5 million shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are to be issued from time to time to certain participants in the Waste Management Retirement Savings Plan and the Waste Management Retirement Savings Plan for Bargaining Unit Employees (the “Plans”).
     I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plans and such other documents as I have deemed necessary or appropriate for purposes of this opinion.
     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plans, will be legally and validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Amanda K. Maki

Amanda K. Maki